                                                                      Exhibit 12

                        BROWNING-FERRIS INDUSTRIES, INC.
                                AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
                                   (Unaudited)
                          (Dollar Amounts in Thousands)

                                                           Six Months
                                                         Ended March 31,
                                                    ------------------------
                                                      1998            1997
                                                    --------        --------
Earnings Available for Fixed Charges:

 Income before minority interest, extraordinary
   items and cumulative effects of changes in
   accounting principles                            $185,545        $147,693
 Income taxes                                        123,697          98,462
                                                    --------        --------
 Income before income taxes, minority
   interest, extraordinary items and cumulative
   effects of changes in accounting principles       309,242         246,155
 Consolidated interest expense                        75,549          92,329
 Interest expense related to proportionate
   share of 50% owned unconsolidated
   affiliates                                         15,935          18,743
 Portion of rents representing the interest
   factor                                             21,057          17,485
 Less-Equity in earnings of affiliates
   less than 50% owned                                   443           1,640
                                                    --------        --------
        Total                                       $421,340        $373,072
                                                    ========        ========
Fixed Charges:
 Consolidated interest expense and
   interest costs capitalized                       $ 80,489        $ 97,938
 Interest expense and interest costs
   capitalized related to proportionate
   share of 50% owned unconsolidated
   affiliates                                         15,935          18,743
 Portion of rents representing the interest
   factor                                             21,057          17,485
                                                    --------        --------
        Total                                       $117,481        $134,166
                                                    ========        ========
Ratio of Earnings to Fixed Charges                      3.59(1)         2.78
                                                    ========        ========

   (1) Excluding the effects of the special credits of $21.5 million, the ratio of earnings to fixed charges is 3.40.